EXHIBIT 23.01

INDEPENDENT AUDITORS’ CONSENT

We consent to the use in the Annual Report on Form 10-KSB under the Securities and Exchange Act of 1934 of Brooke Corporation, Inc. of our audit report dated February 21, 2003 insofar as such report relates to the financial statements and schedules of Brooke Corporation for the years ended December 31, 2002 and 2001.

/s/ Summers, Spencer & Callison, CPAs, Chartered.
Summers, Spencer & Callison, CPAs, Chartered.
Topeka, KS
March 26 2003